Exhibit 99.1

FOR IMMEDIATE RELEASE

GMS REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

Early Q4 Sales Momentum Tempered by Subsequent COVID-19 Headwinds;

Sequential Improvement in Q1 as Restrictions Lift in Key Markets

Tucker, Georgia, June 25, 2020. GMS Inc. (NYSE:GMS), a leading North American specialty distributor of interior building products, today reported financial results for the fourth quarter and fiscal year ended April 30, 2020.

Fourth Quarter Fiscal 2020 Highlights

•	Net sales of $770.9 million decreased 1.2% from $780.1 million in the fourth quarter of the prior fiscal year, as COVID-related market declines in late March and April more than offset higher sales earlier in the quarter. Organic net sales decreased 1.8%.
•	Reported net loss of $41.5 million, or $0.98 per diluted share, compared to net income of $16.6 million, or $0.39 per diluted share, in the fourth quarter of the prior fiscal year. Reported net loss reflects a non-cash goodwill impairment charge of $63.1 million related to the Company’s Canada reporting unit, partially offset by a gain on a legal settlement of $14.0 million related to cash proceeds received as part of a class action legal settlement.
•	Adjusted net income of $24.0 million, or $0.56 per diluted share, compared to $28.7 million, or $0.68 per diluted share, in the fourth quarter of the prior fiscal year.
•	Adjusted EBITDA of $63.6 million, or 8.2% of net sales compared to Adjusted EBITDA of $73.5 million, or 9.4% of net sales, in the fourth quarter of the prior fiscal year.
•	The Company completed one business acquisition and one greenfield opening during the fourth quarter of fiscal 2020.
•	Net debt leverage was reduced to 2.9 times as of the end of the fourth quarter of fiscal 2020 from 3.3 times as of the end of the third quarter of fiscal 2020.
•	Cash provided by operating activities of $167.7 million and free cash flow of $163.4 million increased 90.2% and 97.4%, respectively, from the fourth quarter of the prior fiscal year.
•	As of April 30, 2020, the Company had cash on hand of $210.9 million and availability under its revolving credit facilities of $368.3 million.

Full Year Fiscal 2020 Highlights

•	Net sales of $3.2 billion increased 4.0% from $3.1 billion in the prior fiscal year. Organic net sales increased 2.0% year-over-year.
•	Reported net income of $23.4 million, or $0.55 per diluted share, compared to $56.0 million, or $1.31 per diluted share, in the prior fiscal year and reflects the above-mentioned non-cash goodwill impairment charge and gain on legal settlement.
•	Adjusted net income of $126.5 million, or $2.97 per diluted share, compared to $119.5 million, or $2.80 per diluted share, in the prior fiscal year.
•	Adjusted EBITDA of $299.8 million, or 9.2% of net sales, compared to Adjusted EBITDA of $295.7 million, or 9.5% of net sales, in the prior fiscal year.
•	The Company completed three business acquisitions and six greenfield openings during fiscal 2020.
•	Cash provided by operating activities of $303.1 million and free cash flow of $277.9 million increased 56.5% and 58.9%, respectively, from the prior fiscal year.

John C. Turner, Jr., President and Chief Executive Officer, said, “The health, safety and wellbeing of our employees, business partners and communities remains our top priority during this pandemic and I would like to share my appreciation for all of our teammates who continue to be engaged, focused and proactive as we come together to support our customers and each other during these unprecedented times. Additionally, on behalf of everyone at GMS, I would like to express our deep gratitude to the healthcare providers, first responders and essential workers who have been and continue to be on the frontlines every day.”

Mr. Turner continued, “We entered the fourth quarter with strong momentum in line with what we had seen through the first three quarters of fiscal 2020, grounded in our team’s focus on effective execution of our strategic priorities. Through mid-March we experienced favorable end-market trends and generated robust volume growth. Even as disruptions from COVID-19 began to escalate in the second half of March, construction and building products distribution were deemed essential in the majority of our markets, which enabled us to keep most of our locations open. However, demand weakened significantly in late March and in April as customers delayed orders and building projects were paused due to mandated shutdowns in certain markets or as they focused on responding to the effects of COVID-19 on their businesses.

“To date in the first quarter of fiscal 2021, we have experienced sequential improvement in net sales levels compared to the latter half of the fourth quarter as the majority of the mandated shutdowns have been eased or lifted and as businesses have begun to reopen. On a year-over-year basis, comparable daily sales thus far in the first quarter of fiscal 2021 are down low single digits, compared to the double-digit year-over-year decline experienced in April.

“Given current macroeconomic conditions, there continues to be uncertainty regarding the near-term outlook for construction. We have taken, and intend to continue to take, the necessary actions to optimize our operations and align our business with demand. We believe the foundation we have built at GMS, coupled with our strong liquidity and cash-generating ability, will enable us to continue navigating the evolving operating environment and position us for long-term success,” Mr. Turner concluded.

Fourth Quarter Fiscal 2020 Results

Net sales for the fourth quarter of fiscal 2020 were $770.9 million, down 1.2%, compared to $780.1 million for the fourth quarter of the prior fiscal year, as an approximately 7% increase in sales in February and March combined was more than offset by an approximately 16% year-over-year decrease in net sales in April as a result of COVID-19 disruptions. Organic net sales declined 1.8%.

•	Wallboard sales of $323.2 million increased 0.3% (decreased 0.3% on an organic basis) compared to the fourth quarter of fiscal 2019, as higher volumes driven by strength in February and March were largely offset by lower price/mix.

•	Ceilings sales of $111.1 million decreased 1.0% (decreased 2.6% on an organic basis) compared to the fourth quarter of fiscal 2019, as higher volumes in February and March and favorable price/mix were more than offset by lower volumes resulting from COVID-19 impacts in April.

•	Steel framing sales of $115.3 million decreased 7.4% (decreased 7.8% on an organic basis) compared to the fourth quarter of fiscal 2019, as higher volumes in February and March were more than offset by lower price/mix as well as lower April volumes resulting from COVID-19 impacts.

•	Other product sales of $221.2 million were essentially flat (decreased 0.3% on an organic basis) compared to the fourth quarter of fiscal 2019, as higher sales in February and March were offset by lower sales in April resulting from COVID-19 impacts.

Gross profit of $251.6 million decreased 2.1% compared to $256.9 million in the fourth quarter of fiscal 2019 primarily as a result of lower sales and gross margin of 32.6% compared to 32.9% a year ago.

Selling, general and administrative (SG&A) expense as a percentage of net sales was 25.4% for the quarter compared to 24.4% in the fourth quarter of fiscal 2019. Adjusted SG&A expense as a percentage of net sales was 24.5% compared to 23.6% in the prior year quarter. The 90 basis point increase in Adjusted SG&A as a percentage of sales resulted from deflationary market pricing of certain of the Company’s products, lower sales and operating inefficiencies related to COVID-19 business interruptions, continuing inflationary cost pressures and the timing of certain expenses.

Net loss of $41.5 million, or $0.98 per diluted share, compared to net income of $16.6 million, or $0.39 per diluted share, in the fourth quarter of fiscal 2019. The net loss for the quarter includes a $63.1 million non-cash goodwill impairment charge related to the Company’s Canada reporting unit recorded in connection with the Company’s annual goodwill impairment test. The primary factors contributing to the impairment were an increase in the discount rate and a decrease in market multiples, combined with a decrease in the reporting unit’s forecasted near-term cash flows, principally resulting from COVID-19 driven economic uncertainty. The net loss for the quarter also includes cash proceeds received by the Company as part of a class action legal settlement and recognized as a gain on legal settlement of $14.0 million.

Adjusted net income of $24.0 million, or $0.56 per diluted share, compared to $28.7 million, or $0.68 per diluted share, in the fourth quarter of fiscal 2019. Adjusted EBITDA of $63.6 million compared to $73.5 million a year ago and represented an Adjusted EBITDA margin of 8.2%.

Balance Sheet and Liquidity

During the fourth fiscal quarter, the Company reduced its net debt by $141.5 million, including a $50.0 million prepayment of outstanding principal of its term loan facility on March 6, 2020. Net debt leverage was 2.9 times as of the end of the quarter compared to 3.3 times as of the end of the third quarter of fiscal 2020.

As of April 30, 2020, the Company had cash on hand of $210.9 million and availability under its revolving credit facilities of $368.3 million.

Platform Expansion

During the fourth quarter of fiscal 2020, the Company completed the previously announced acquisition of Trowel Trades Supply, Inc., a single-location distributor based in Colchester, Vermont, and opened a greenfield location in Panama City Beach, Florida.

Taking Action in Response to Changing Industry Dynamics

In response to the effects of the COVID-19 pandemic, GMS has taken proactive steps to reduce costs, increase liquidity and improve financial flexibility designed to ensure the Company is well positioned for the duration of this period and able to emerge even stronger. Such actions include:

•	Proactively drawing $87.2 million under revolving credit facilities in March 2020;
•	Deferring or limiting non-essential operating or other discretionary expenses;
•	Implementing a wage and hiring freeze and certain permanent headcount reductions;
•	Immediately furloughing employees (with a majority having returned to work following easing of shutdown restrictions);
•	Utilizing appropriate benefits of the CARES Act;
•	Suspending company matching contributions to the 401(k) plan;
•	Closure of certain underperforming branches and distribution centers;
•	Delaying or reducing capital expenditures that are not anticipated to impact near-term business;
•	Temporarily suspending acquisition-related activity; and
•	Optimizing all areas of working capital.

Ensuring the Safety and Health of Employees, Customers and Communities

In response to the COVID-19 pandemic, GMS has taken actions to promote the safety of employees, customers and communities by enhancing operating protocols at its locations in compliance with public health requirements, recommendations and guidelines. These precautions include curtailing non-essential travel and group meetings, implementing routine cleaning and sanitization throughout the day at locations, practicing social distancing, restricting or modifying access to facilities including limiting walk-in traffic in showrooms, recommending that employees who can effectively work from home do so, and use of appropriate personal protective equipment. The Company is continuing to monitor the pandemic, recommendations of public health officials and the reopening guidelines of state and local governments and has made and will continue to make adjustments to its protocols as appropriate.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the fourth quarter and full year ended April 30, 2020 and other information related to its business at 8:30 a.m. Eastern Time on June 25, 2020. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through July 25, 2020 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13704852.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 260 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations under its senior secured asset based revolving credit facility and its senior secured first lien term loan facility.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates and the economy generally, actions taken to optimize our operations and align our business consistent with demand, our ability to continue successfully navigating the evolving operating environment, strategic initiatives and growth potential across the Company’s business, our efforts in response to COVID-19, and the ability to deliver growth, value creation and long-term success contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of June 25, 2020. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 25, 2020.

Contact Information:

Investors:

Leslie H. Kratcoski

ir@gms.com

770-723-3306

Media:

marketing@gms.com

770-723-3378

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2020	2019	2020	2019
Net sales	$770,850	$780,149	$3,241,307	$3,116,032
Cost of sales (exclusive of depreciation and amortization shown separately below)	519,256	523,222	2,178,093	2,111,913
Gross profit	251,594	256,927	1,063,214	1,004,119
Operating expenses:
Selling, general and administrative	195,609	190,577	784,081	739,460
Depreciation and amortization	28,318	30,130	116,533	117,459
Impairment of goodwill	63,074	—	63,074	—
Total operating expenses	287,001	220,707	963,688	856,919
Operating income (loss)	(35,407)	36,220	99,526	147,200
Other (expense) income:
Interest expense	(15,408)	(18,781)	(67,718)	(73,677)
Gain on legal settlement	14,029	—	14,029	—
Write-off of debt discount and deferred financing fees	(624)	—	(1,331)	—
Change in fair value of financial instruments	—	—	—	(6,395)
Other income, net	565	888	1,819	2,913
Total other expense, net	(1,438)	(17,893)	(53,201)	(77,159)
Income (loss) before taxes	(36,845)	18,327	46,325	70,041
Provision for income taxes	4,611	1,702	22,944	14,039
Net income (loss)	$(41,456)	$16,625	$23,381	$56,002
Weighted average common shares outstanding:
Basic	42,435	40,487	41,853	40,914
Diluted	42,435	40,976	42,504	41,589
Net income (loss) per common share(1):
Basic	$(0.98)	$0.40	$0.56	$1.33
Diluted	$(0.98)	$0.39	$0.55	$1.31

(1) The following table sets forth the computation of basic and diluted earnings (loss) per share of common stock for periods presented:

	Three Months Ended		Year Ended
	April 30,		April 30,
	2020	2019	2020	2019
	(in thousands, except per share data)
Net income (loss)	$(41,456)	$16,625	$23,381	$56,002
Less: Net income allocated to participating securities	—	451	74	1,382
Net income (loss) attributable to common stockholders	$(41,456)	$16,174	$23,307	$54,620
Basic earnings (loss) per common share:
Basic weighted average common shares outstanding	42,435	40,487	41,853	40,914
Basic earnings (loss) per common share	$(0.98)	$0.40	$0.56	$1.33
Diluted earnings (loss) per common share:
Basic weighted average common shares outstanding	42,435	40,487	41,853	40,914
Add: Common Stock Equivalents	—	489	651	675
Diluted weighted average common shares outstanding	42,435	40,976	42,504	41,589
Diluted earnings (loss) per common share	$(0.98)	$0.39	$0.55	$1.31

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	April 30,	April 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$210,909	$47,338
Trade accounts and notes receivable, net of allowances of $5,141 and $6,432, respectively	405,254	445,771
Inventories, net	299,815	290,829
Prepaid expenses and other current assets	14,972	18,368
Total current assets	930,950	802,306
Property and equipment, net of accumulated depreciation of $158,554 and $123,583, respectively	305,467	282,349
Operating lease right-of-use assets	115,257	—
Goodwill	553,073	617,327
Intangible assets, net	361,884	429,313
Deferred income taxes	8,904	4,676
Other assets	13,247	13,583
Total assets	$2,288,782	$2,149,554
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$213,230	$173,751
Accrued compensation and employee benefits	67,590	62,858
Other accrued expenses and current liabilities	63,812	79,848
Current portion of long-term debt	50,201	42,118
Current portion of operating lease liabilities	33,040	—
Total current liabilities	427,873	358,575
Non-current liabilities:
Long-term debt, less current portion	1,047,279	1,099,077
Long-term operating lease liabilities	89,605	—
Deferred income taxes, net	12,018	10,226
Other liabilities	78,026	52,500
Total liabilities	1,654,801	1,520,378
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 42,554 and 40,375 shares issued and outstanding as of April 30, 2020 and 2019, respectively	426	404
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of April 30, 2020 and 2019	—	—
Exchangeable shares	—	29,639
Additional paid-in capital	529,662	480,113
Retained earnings	168,975	145,594
Accumulated other comprehensive loss	(65,082)	(26,574)
Total stockholders' equity	633,981	629,176
Total liabilities and stockholders' equity	$2,288,782	$2,149,554

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended April 30,
	2020	2019
Cash flows from operating activities:
Net income	$23,381	$56,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116,533	117,459
Impairment of goodwill	63,074	—
Write-off and amortization of debt discount and debt issuance costs	4,541	3,332
Provision for losses on accounts and notes receivable	1,602	617
Provision for obsolescence of inventory	333	432
Effects of fair value adjustments to inventory	575	4,176
Increase in fair value of contingent consideration	1,600	759
Equity-based compensation	8,970	7,643
Loss (gain) on disposal and impairment of assets	658	(525)
Change in fair value of financial instruments	—	6,395
Deferred income taxes	926	(17,487)
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	41,424	(13,586)
Inventories	(4,579)	5,137
Prepaid expenses and other assets	6,623	(4,842)
Accounts payable	40,290	26,816
Accrued compensation and employee benefits	4,740	6,631
Other accrued expenses and liabilities	(7,612)	(5,344)
Cash provided by operating activities	303,079	193,615
Cash flows from investing activities:
Purchases of property and equipment	(25,193)	(18,770)
Proceeds from sale of assets	2,229	1,170
Acquisition of businesses, net of cash acquired	(24,136)	(583,092)
Cash used in investing activities	(47,100)	(600,692)
Cash flows from financing activities:
Repayments on the revolving credit facility	(837,424)	(937,176)
Borrowings from the revolving credit facility	880,698	981,148
Payments of principal on long-term debt	(109,968)	(9,968)
Payments of principal on finance lease obligations	(25,275)	(19,474)
Borrowings from term loan	—	996,840
Repayments from term loan	—	(571,840)
Repurchases of common stock	—	(16,520)
Payments for contingent consideration	(11,133)	—
Debt issuance costs	(1,286)	(7,933)
Proceeds from exercises of stock options	11,793	2,538
Payments for taxes related to net share settlement of equity awards	(532)	(50)
Other financing activities	1,793	1,405
Cash (used in) provided by financing activities	(91,334)	418,970
Effect of exchange rates on cash and cash equivalents	(1,074)	(992)
Increase in cash and cash equivalents	163,571	10,901
Cash and cash equivalents, beginning of year	47,338	36,437
Cash and cash equivalents, end of year	$210,909	$47,338
Supplemental cash flow disclosures:
Cash paid for income taxes	$29,761	$19,351
Cash paid for interest	63,745	66,435
Supplemental schedule of noncash activities:
Assets acquired under finance lease	$50,484	$111,826
Issuance of installment notes associated with equity-based compensation liability awards	5,163	5,356
(Decrease) increase in insurance claims payable and insurance recoverable	(634)	619

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Year Ended
	April 30,	% of	April 30,	% of	April 30,	% of	April 30,	% of
	2020	Total	2019	Total	2020	Total	2019	Total
Wallboard	$323,171	41.9%	$322,287	41.3%	$1,329,775	41.0%	$1,272,068	40.8%
Ceilings	111,142	14.4%	112,245	14.4%	475,827	14.7%	451,695	14.5%
Steel framing	115,311	15.0%	124,501	16.0%	502,122	15.5%	506,805	16.3%
Other products	221,226	28.7%	221,116	28.3%	933,583	28.8%	885,464	28.4%
Total net sales	$770,850		$780,149		$3,241,307		$3,116,032

GMS Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2020	2019	2020	2019
Net income (loss)	$(41,456)	$16,625	$23,381	$56,002
Interest expense	15,408	18,781	67,718	73,677
Write-off of debt discount and deferred financing fees	624	—	1,331	—
Interest income	(62)	(23)	(88)	(66)
Provision for income taxes	4,611	1,702	22,944	14,039
Depreciation expense	13,388	12,389	51,332	46,456
Amortization expense	14,930	17,741	65,201	71,003
EBITDA	$7,443	$67,215	$231,819	$261,111
Impairment of goodwill	63,074	—	63,074	—
Stock appreciation expense(a)	592	1,305	1,572	2,730
Redeemable noncontrolling interests(b)	194	410	520	1,188
Equity-based compensation(c)	1,885	1,268	7,060	3,906
Severance and other permitted costs(d)	2,085	2,205	5,733	8,152
Transaction costs (acquisitions and other)(e)	681	1,198	2,414	7,858
Loss (gain) on disposal and impairment of assets(f)	1,530	(113)	658	(525)
Effects of fair value adjustments to inventory(g)	114	47	575	4,176
Gain on legal settlement	(14,029)	—	(14,029)	—
Change in fair value of financial instruments(h)	—	—	—	6,395
Secondary public offering costs(i)	—	—	363	—
Debt transaction costs(j)	—	—	—	678
EBITDA add-backs	56,126	6,320	67,940	34,558
Adjusted EBITDA	$63,569	$73,535	$299,759	$295,669

Net sales	$770,850	$780,149	$3,241,307	$3,116,032
Adjusted EBITDA margin	8.2%	9.4%	9.2%	9.5%

(a)	Represents non-cash expense related to stock appreciation rights agreements.

(b)	Represents non-cash compensation expense related to changes in the values of noncontrolling interests.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in calculations under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs due to COVID-19.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	The three months and year ended April 30, 2020 includes a $1.9 million impairment of operating lease right-of-use assets resulting from a restructuring plan to close one of the Company’s facilities.

(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

(h)	Represents the mark-to-market adjustments for derivative financial instruments.

(i)	Represents costs paid to third-party advisors related to secondary offerings of our common stock.

(j)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided By Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2020	2019	2020	2019
Cash provided by operating activities	$167,712	$88,178	$303,079	$193,615
Purchases of property and equipment	(4,309)	(5,385)	(25,193)	(18,770)
Free cash flow(a)	$163,403	$82,793	$277,886	$174,845

(a)	Free cash flow is a non-GAAP financial measure that we define as net cash provided by operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2020	2019	2020	2019

Selling, general and administrative expense	$195,609	$190,577	$784,081	$739,460

Adjustments
Stock appreciation expense(a)	(592)	(1,305)	(1,572)	(2,730)
Redeemable noncontrolling interests(b)	(194)	(410)	(520)	(1,188)
Equity-based compensation(c)	(1,885)	(1,268)	(7,060)	(3,906)
Severance and other permitted costs(d)	(1,874)	(2,205)	(4,284)	(8,152)
Transaction costs (acquisitions and other)(e)	(681)	(1,198)	(2,414)	(7,858)
(Loss) gain on disposal and impairment of assets(f)	(1,530)	113	(658)	525
Secondary public offering costs(g)	—	—	(363)	—
Debt transaction costs(h)	—	—	—	(678)
Adjusted SG&A	$188,853	$184,304	$767,210	$715,473

Net sales	$770,850	$780,149	$3,241,307	$3,116,032
Adjusted SG&A margin	24.5%	23.6%	23.7%	23.0%

(a)	Represents non-cash expense related to stock appreciation rights agreements.

(b)	Represents non-cash compensation expense related to changes in the values of noncontrolling interests.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in calculations under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs due to COVID-19.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	The three months and year ended April 30, 2020 includes a $1.9 million impairment of operating lease right-of-use assets resulting from a restructuring plan to close one of the Company’s facilities.

(g)	Represents costs paid to third-party advisors related to secondary offerings of our common stock.

(h)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income (Loss) Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2020	2019	2020	2019
Income (loss) before taxes	$(36,845)	$18,327	$46,325	$70,041
EBITDA add-backs	56,126	6,320	67,940	34,558
Write-off of discount and deferred financing fees	624	—	1,331	—
Purchase accounting depreciation and amortization (1)	11,038	12,369	47,568	49,619
Adjusted pre-tax income	30,943	37,016	163,164	154,218
Adjusted income tax expense	6,962	8,329	36,712	34,699
Adjusted net income	$23,981	$28,687	$126,452	$119,519
Effective tax rate (2)	22.5%	22.5%	22.5%	22.5%

Weighted average shares outstanding:
Basic	42,435	40,487	41,853	40,914
Diluted (3)	42,826	42,105	42,637	42,718
Adjusted net income per share:
Basic	$0.57	$0.71	$3.02	$2.92
Diluted	$0.56	$0.68	$2.97	$2.80

(1)	Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and the acquisition of Titan.

(2)	Normalized cash tax rate detsermined based on our estimated taxes excluding the impact of purchase accounting and certain other deferred tax amounts.

(3)	Diluted shares outstanding for periods prior to June 13, 2019 have been adjusted to include the effect of 1.1 million shares of equity issued in connection with the acquisition of Titan that were exchangeable for the Company’s common stock. On June 13, 2019, the holders exchanged all of the exchangeable shares for 1.1 million shares of the Company’s common stock.